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                                                                    EXHIBIT 10.3

                              IDENTIX INCORPORATED
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of _________ ___, 2002, by and between IDENTIX INCORPORATED, a Delaware corporation (the "COMPANY") and JOSEPH ATICK ("EMPLOYEE").

                                   BACKGROUND

      A. The Company desires to retain the services of Employee as Chief Executive Officer and as a director of the Company commencing on the Effective Date (as defined in Schedule A) and continuing for the term indicated on Schedule A (the "Term").

      B. Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

      THE PARTIES AGREE AS FOLLOWS:

            1.    Duties.

                  1.1 Employment. As of the Effective Date and through the Term, Employee shall be an employee and serve in the capacity of Chief Executive Officer of the Company. As Chief Executive Officer, Employee will hold the senior most executive office of the Company. Employee shall devote all of his business time, energy and skill to the affairs of the Company; provided, however, that Employee may undertake such specific additional charitable and business activities, if any, as the Company may reasonably approve. Employee shall perform such duties and functions consistent with his positions as shall be specified from time to time by the Company's Board of Directors, oversee the business and operations of the Company and its subsidiaries and perform such other duties as specified in the Company's Bylaws. The Company's President, Chief Operating Officer and Chief Financial Officer shall report directly to Employee. During the Term, Employee shall report directly to the Board of Directors of the Company, and no other employee of the Company shall report directly to the Board of Directors, except in the case of the incapacity or prolonged absence of Employee; provided, however, the Board of Directors shall have access to other officers of the Company if the Board of Directors believes that its fiduciary duty requires such access. Employee hereby accepts such employment and agrees to perform such duties.

                  1.2 Director. As of the Effective Date, Employee also shall be appointed as a member of the Board of Directors of the Company. Subject to annual election by the Company stockholders, Employee shall continue to serve as a director during the Term. After appointment as a director, Employee shall be appointed to the

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Executive Committee of the Board of Directors. Employee agrees to serve as a director of the Company and on the Executive Committee without additional compensation.

            2.    Term of Employment.

                  2.1 Definitions. For purposes of this Agreement the following terms shall have the following meanings:

                        (a) "Change in Control" shall mean the occurrence of any one of the following after the Effective Date: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of the Company of candidates who were not proposed by a majority of the Board of Directors in office prior to the time of such election, or (iii) the dissolution or liquidation (partial or total) of the Company or a sale of assets involving fifty percent (50%) or more of the assets of the Company (other than the disposition of a subsidiary) or merger, reorganization or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of the Company outstanding prior to the merger, reorganization or other transaction hold, as a group, less than fifty percent (50%) of the shares of the Company outstanding after the merger, reorganization or other transaction. For purposes of this definition, a Change in Control does not include the Merger (as defined in Schedule A).

                        (b) "Death or Disability" shall mean: (i) Employee's death during the Term, or (ii) termination of Employee's employment by the Company on account of Employee's injury or illness (physical or mental) which renders Employee unable to perform his duties with substantially the same level of quality as performed immediately prior to such injury or illness for a period of 180 consecutive days or more, as reasonably determined by the Company.

                        (c) "Highest Bonus" shall mean the annual bonus paid to Employee by the Company during the 12 months preceding the effective date of his termination.

                        (d) "Liquid Assets" shall mean the Company's cash, cash equivalents, marketable securities and accounts receivable as set forth on the balance sheet as stated in the Company's most recent annual or quarterly report filed with the Securities Exchange Commission preceding a termination under Section 2.5.



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                        (e)   "Pro Rata Bonus" shall mean, for the Company's
fiscal year in which year Employee's termination occurs, the product of (x) the Highest Bonus and (y) the number of days elapsed in such fiscal year preceding the date of termination divided by 365.

                        (f) "Resignation for Good Reason" shall mean a voluntary resignation of employment by Employee if such resignation is a result of any of the following reasons and Employee notifies the Company in writing on or prior to any such resignation (other than for a resignation under clause
(viii) below), specifying the reason for such resignation, and the Company fails to cure such event within 30 days thereafter: (i) any change in Employee's duties and responsibilities (including any change in his duty to report to the Board of Directors) that is adverse and inconsistent with his positions held, or his duties, responsibilities or status with the Company (excluding the fact that the Company is no longer public in the event of a going private transaction by the Company); (ii) a material and adverse change in Employee's title as and office of Chief Executive Officer of the Company; (iii) a decrease in Employee's base salary or bonus percentage of base salary (but excluding changes to the bonus targets to be determined as provided in Schedule A) or a decrease in Company benefits in effect as of the Effective Date, other than changes made to the Company's benefits plans generally made available to Company employees or executives; (iv) Employee's involuntary removal or failure to be reelected as a director of the Board of Directors or as a member of the Executive Committee;
(v) an involuntary relocation of where Employee performs Employee's principal duties for the Company to a location or place other than Jersey City, New Jersey or New York, New York (or within three (3) miles of Jersey City, New Jersey); provided, however, Employee's regular and customary travel to the Company's California headquarters shall not constitute an involuntary relocation under this subsection (v); (vi) the Company's giving notice of termination of Employee's employment other than as permitted under this Agreement; (vii) the Company's failure to cause any successor to the Company to expressly assume and agree to perform this Agreement or (viii) a Change in Control and such resignation is within 18 months after the effective date of the applicable Change in Control.

                        (g) "Termination for Cause" shall mean termination by the Company of Employee's employment by the Company: (i) by reason of Employee's conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony or a crime involving fraud or dishonesty against the Company; (ii) by reason of Employee's willful and continued failure to substantially perform Employee's duties for the Company which failure continues for thirty (30) days following Employee's receipt of written notice of such failure to perform; or (iii) by reason of Employee's breach of this Agreement or any other agreement with the Company which breach is not cured for thirty (30) days following Employee's receipt of written notice of such failure to perform.


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                        (h)   "Termination Other Than for Cause" shall mean
termination by the Company of Employee's employment by the Company (other than in a Termination for Cause or termination due to Death or Disability).

                        (i) "Voluntary Termination" shall mean termination by Employee of Employee's employment with the Company upon written notice to the Company, excluding termination by reason of Resignation for Good Reason as described in Section 2.1(f) and termination by reason of Employee's Death or Disability as described in Section 2.1(b).

                  2.2 Basic Term. The term of employment of Employee by the Company shall commence on the Effective Date and shall continue for the Term unless extended by mutual written agreement of Employee and the Company or earlier terminated as provided in this Agreement.

                  2.3 Termination for Cause and Voluntary Termination. Termination for Cause may be effected by the Company at any time during the Term and shall be effected by written notification to Employee. Upon Termination for Cause or Voluntary Termination, Employee shall be paid all accrued but unpaid base salary to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus, other than as required by law or pursuant to the Company's benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy.

                  2.4 Termination Due to Death or Disability. Upon the effective date of termination of this Agreement due to Death or Disability: (a) Employee shall be paid all accrued but unpaid base salary and bonus (excluding any bonus for the period covered by the Pro Rata Bonus amount) to the effective date of termination; (b) Employee shall be paid his Pro Rata Bonus for the fiscal year of the date of termination; (c) notwithstanding any provision of any plan or agreement to the contrary, all options to purchase the Company's common stock and other stock-based awards granted to Employee by the Company, whether prior to or after the Effective Date, shall fully vest immediately; and (d) Employee shall receive any other benefits generally made available to Company employees for death or disability under the Company's then existing benefits plans, but Employee shall not be paid any other compensation or reimbursement of any kind, other than as required by law or pursuant to the Company's benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy. If any termination is the result of the death of Employee, all payments payable under this Section 2.4 shall be paid to Employee's heirs or legal representative.



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                  2.5   Termination Other Than for Cause or Resignation for Good
Reason. Notwithstanding anything else in this Agreement, the Company may effect a Termination Other Than for Cause at any time upon written notice to Employee of such termination, and Employee may effect a Resignation for Good Reason in accordance with procedures set forth in Section 2.1(f). Upon the effective date of any Termination Other Than for Cause or Resignation for Good Reason: (a) the Company shall pay Employee all accrued but unpaid base salary and bonus (excluding any bonus for the period covered by the Pro Rata bonus amount) to the effective date of termination; (b) Employee shall be paid a severance payment calculated and payable in the manner set forth below; (c) Employee shall be paid his Pro Rata Bonus for the fiscal year of the date of termination; (d) during the one year period following the effective date of Termination Other Than for Cause or Resignation for Good Reason, the Company shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue
Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination or the amount required for Employee to obtain such coverage on an individual basis if greater); (e) during the one year period following the effective date of Termination Other Than for Cause or Resignation for Good Reason, the Company shall make contributions on Employee's behalf to any then existing Company qualified and nonqualified defined contribution and defined benefit plans in the amounts that the Company would have made had Employee's employment continued, or make payments equal to the amount of such contributions directly to Employee to the extent such contributions are not permitted by law or under the terms of such plans; and (f) notwithstanding any provision of any plan or agreement to the contrary, all options to purchase the Company's common stock and other stock-based awards granted to Employee by the Company shall fully vest immediately, and Employee shall have one year from the effective date of termination to exercise his options to purchase the Company's common stock, but Employee shall not be paid any other compensation or reimbursement of any kind, other than as required by law or pursuant to the Company's benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy. For purposes of Section 2.5(b) above, Employee's severance payment shall be an amount equal to the greater of: (A) two times the aggregate amount of his then current base salary and Highest Bonus; and (B) the lesser of: (i) $2,000,000.00; and (ii) five percent (5%) of the Company's Liquid Assets. If Employee's severance amount is based on (A) above, his severance shall be paid over a two year period in accordance with the Company's customary payroll policies; provided, however if the severance amount payable under (B) is less than the amount payable under (A), Employee instead may elect to receive the lesser payment under (B) in the form of a lump sum payment by providing written notice to the Company within thirty (30) days following the effective date of his termination. If Employee's severance amount is based on (B) above, his severance shall be paid in a lump sum within thirty (30) days after the effective date of his termination.



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                  2.6   Gross-Up Payment. If a Change in Control shall have
occurred during the Term, the following shall apply:

                        (a) If any of the payments or benefits received or to be received by Employee in connection with a Change in Control or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (all such payments and benefits, excluding the Gross-Up Payment, referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay, at the time or times specified in Section 2.6(d), to Employee additional amounts (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                        (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise
Tax: (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by those individuals who were member of the Company's Board of Directors immediately prior to the effective date of the Change in Control and reasonably acceptable to the Employee, such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax; and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel shall be borne solely by the Company.

                        (c) For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay Federal income tax at the highest stated marginal income tax rates for the calendar years in which the Gross-Up Payments are to be made and state and local income taxes at the highest stated marginal rates of taxation in the state and locality of Employee's residence in the calendar year in which the Gross-Up Payments are to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deductions under Section 68 of the Code, but not taking into account alternative minimum taxes.



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                        (d)   Installments of the Gross-Up Payments shall be
paid (including by the Company making a withholding payment to the tax authorities) as the Total Payments are paid to the Employee, unless the Excise Tax is due at an earlier date, in which case, the Gross-Up Payment shall be made at such earlier date, or unless it is initially determined by the Company or the Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings described in Section 2.6(e) and (f) that the Total Payments are subject to the Excise Tax, in which case the Gross-Up Payment shall be made upon the imposition upon Employee of the Excise Tax following the proceedings described in Section 2.6(e) and (f).

                        (e) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall describe the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                              (i)   give the Company any information reasonably
requested by the Company relating to such claim;

                              (ii)  take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Employee;

                              (iii) cooperate with the Company in good faith in
order to effectively contest such claim; and

                              (iv)  permit the Company to control any
proceedings relating to such claim as provided below;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.



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

                        (f) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Employee is required to extend the statute of limitations to enable the Company to contest such claim, Employee may limit this extension solely to such claim. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Employee's consent if such position or resolution could reasonably be expected to adversely affect Employee (including any other tax position of Employee unrelated to the matters covered hereby).

                        (g) In the event that Employee receives a refund of the Excise Tax previously paid, Employee shall repay to the Company, within five
(5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by Employee from the Internal Revenue Service on the refund, and an amount equal to the reduction in Employee's Federal, state and local income tax if the repayment is deductible, using the assumptions set forth in Section 2.6(c). If, after the receipt by Employee of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

                  2.7 Resignation. Unless otherwise agreed to by the Company's Board of Directors and Employee, termination of Employee's employment under this Agreement shall be deemed a resignation as Chief Executive Officer, as a member of the Board of Directors and the Executive Committee and from any other offices, positions or committees of the Company. Employee shall deliver a written letter of resignation from such offices, positions or committees to the Company. Except to the extent as otherwise



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required by law, any payments under Section 2 (except in the event of death or disability resulting in an inability to execute an agreement) shall be conditioned upon Employee executing such a letter of resignation.

            3.    Salary, Benefits and Expenses.

                  3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of
Section 2, the Company shall pay to Employee a "base salary" at the rate per year indicated on Schedule A, subject to deductions, payable in the same manner as other Company employees receive their base compensation.

                  3.2 Bonus. Employee shall be eligible for a bonus as indicated on Schedule A.

                  3.3 Fringe Benefits and Expense Reimbursement. Employee shall be eligible to participate in such of the Company's benefit plans as are now generally available or later made generally available to executive employees of the Company. Employee also shall be entitled to: (i) receive expense reimbursement in accordance with Company policy; (ii) office and support staff consistent with the office of Chief Executive Officer; (iii) paid vacation in accordance with Company policy for its senior executives; (iv) the use of a corporate apartment near the Company's California headquarters at a cost to the Company not to exceed $4000.00 per month; and (v) the use of an automobile (together with insurance, maintenance and gasoline) for business purposes at the Company's California headquarters at a cost to the Company not to exceed $1000.00 per month.

                  3.4 Stock Options. Upon the Effective Date, the Company will grant Employee a non-qualified stock option exercisable over a 10-year period to purchase 450,000 shares of the Company's common stock under a Company stock option plan. The shares shall vest over a four-year period, such that 25% of the shares shall vest on each one year anniversary after the date of grant. The exercise price shall be the fair market value of the Company's common stock on the date of grant, as determined under the applicable Company stock option plan.

                  3.5 Insurance. During the Term, the Company agrees to keep in place a directors and officers insurance policy with coverage in an amount similar to the amount of coverage provided for other Company officers and directors.

                  3.6 Legal Fees. Upon occurrence of the Effective Date, the Company agrees to pay reasonable legal fees incurred by Employee for the negotiation of this Agreement.



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            4.    Annual Performance Review. The Company shall perform an annual review of Employee's performance and, in the discretion of the Company's Compensation Committee, make appropriate increases in Employee's base salary and determine whether additional stock option grants should be recommended to the Board of Directors of the Company.

            5.    Restrictive Covenants

                  5.1   Noncompetition and Nonsolicitation.

                        (a) Noncompetition. During the term of Employee's employment by the Company and for a period of two years after termination of Employee's employment (provided such two year period after termination shall not extend beyond three years after the Effective Date), Employee will not, without the prior written consent of the Board of Directors of the Company engage in any other employment or consulting or otherwise directly or indirectly participate in or assist any business which is a: (i) then existing competitor of the Company, or (ii) potential competitor of the Company, to the extent Employee has a reasonable basis to know such business is a potential competitor at the time of termination. Employee acknowledges that this noncompetition provision is made in connection with and as a condition of the Merger.

                        (b) Nonsolicitation. During the term of Employee's employment by the Company, and for a period of two years after termination of Employee's employment, without the prior written consent of the Board of Directors of the Company, Employee shall not directly or indirectly solicit, recruit, encourage or induce any employees, directors, customers, consultants, contractors or subcontractors of the Company to leave the employ of the Company or to terminate or alter their agreements, positions or business arrangements with the Company, as the case may be, either on Employee's own behalf or on behalf of any other person or entity.

                        (c) Injunctive Relief. Employee acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the obligations under this Section 5 and therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Section 5.

                        (d) Confidentiality and Inventions Assignment Agreement. Upon execution of this Agreement, Employee agrees to execute simultaneously a copy of a Company confidentiality and inventions assignment agreement, substantially in the form attached hereto as Exhibit 5. This Section 5 shall be read in conjunction with the terms of



                                       10
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such Company confidentiality and inventions assignment agreement and to the extent there is a conflict that cannot otherwise be resolved, this Section 5 shall govern.

            6.    Miscellaneous.

                  6.1 Waiver. The waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

                  6.2 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

                  If to the Company:
                        Identix Incorporated
                        100 Cooper Court
                        Los Gatos, California  95032
                        Attn:  Chairman
                        Facsimile:  (408) 395-8076
                        Confirmation No.:  (408) 335-1400

                  If to Employee:
                        To the address indicated on Schedule A

Any party may change its address for notices by notice duly given pursuant to this Section 6.2.

                  6.3 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the parties.

                  6.4 Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Employee hereby submits to the jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California for any legal action arising from or connected with this Agreement. Employee agrees that service upon



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Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 6.2.

                  6.5 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by the Company (except in connection with the merger or consolidation of the Company with or into another entity or the sale by the Company of all or substantially all of its assets) or by Employee.

                  6.6 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

                  6.7 Withholdings. All sums payable to Employee hereunder shall be reduced by all Federal, state, local and other withholding and similar taxes and payments required by applicable law.

                  6.8 Severability. If any provision or any portion of any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions or portions of such provision of this Agreement shall be deemed valid and enforceable to the full extent possible.

                  6.9 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against the Company unless signed by the Chairman or Chief Operating Officer of the Company.



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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          IDENTIX INCORPORATED

                                          By:___________________________________
                                          Its:__________________________________



                                          ______________________________________
                                          Employee





                       [JOSEPH ATICK EMPLOYMENT AGREEMENT]



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

                              EMPLOYMENT AGREEMENT

                                   SCHEDULE A

      1.    Name and address of Employee:

      2. Effective Date: The Effective Date under this Agreement is the effective date of the merger of Viper Acquisition Corp., a wholly owned subsidiary of the Company, with and into Visionics Corporation pursuant to an Agreement and Plan of Merger dated February 22, 2002 (the "Merger").

      3. Term of Agreement: Four (4) years from the Effective Date unless this Agreement is earlier terminated as provided herein.

      4.    Base salary: $300,000 per year.

      5. Bonus: Employee may receive as an annual bonus up to 50% of his base salary upon achievement of targets to be determined by the Company's Compensation Committee following consultation with Employee.



Initialed by:

Company:  ____________________________
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